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                                                                      EXHIBIT 12


HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS



                                                                        Year Ended December 31
                                                  -----------------------------------------------------------------
                                                     1998          1997           1996          1995         1994
                                                  ----------     --------      ----------     ---------   ---------
                                                  (Unaudited)
Income from continuing operations                 $    304.9     $  767.1      $    650.0     $   412.3   $   434.1
Income taxes                                           361.8        391.9           358.1         295.3       252.0
                                                  ----------     --------      ----------     ---------   ---------
Income before income taxes                             666.7      1,159.0         1,008.1         707.6       686.1

Fixed charges:
    Interest expense (1)                             2,005.3      1,863.0         1,727.9       1,675.9     1,330.2
    Interest portion of rentals (2)                     48.1         46.8            45.2          37.1        24.9
                                                  ----------     --------      ----------     ---------   ---------
Total fixed charges                                  2,053.4      1,909.8         1,773.1       1,713.0     1,355.1

Total earnings as defined                            2,720.1     $3,068.8      $  2,781.2     $ 2,420.6   $ 2,041.2
                                                  ----------     --------      ----------     ---------   ---------
Ratio of earnings to fixed charges                      1.32         1.61            1.57          1.41        1.51
                                                  ----------     --------      ----------     ---------   ---------
Preferred stock dividends (3)                              -     $   14.6      $     19.4     $    21.3   $    19.6
                                                  ----------     --------      ----------     ---------   ---------
Ratio of earnings to combined fixed
     charges and preferred stock
     dividends(4)                                       1.32         1.59            1.55          1.40        1.48
                                                  ----------     --------      ----------     ---------   ---------
Ratio of earnings to combined fixed
     charges and preferred stock
     dividends, excluding merger and
     integration related costs                          1.81            -               -             -           -
                                                  ----------     --------      ----------     ---------   ---------


(1) For financial statement purposes, these amounts are reduced for income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper issuances.

(2) Represents one-third of rentals, which approximates the portion representing interest.

(3)  Preferred stock dividends are grossed up to their pretax equivalents.

(4) The 1998 ratios have been negatively impacted by the one-time merger and integration related costs associated with our merger with Beneficial Corporation. As a result, ratios excluding these costs have also been presented for comparative purposes.